PRESS RELEASE for immediate distribution

Beyond Commerce, Inc. Signs Definitive Business Combination

Agreement with PathUX, LLC.

Las Vegas, NV (February 11, 2019) – Beyond Commerce, Inc. (OTCQB: BYOC), (the “Company”), a planned global provider of B2B internet marketing analytics, technologies, and related services, is pleased to announce that it has signed a definitive business combination agreement with PathUX, LLC. Beyond Commerce Chairman and CEO George Pursglove commented, "PathUX provides Cloud based marketing automation software and will make a great addition to our future vision, has recurring revenues and a great team. We look forward to our future growth plans together." We expect the provisions of the agreement to be implemented in the second quarter of 2019.

PathUX , co-founder and Chief Executive Officer Chrisitan Schine described the business combination with Beyond Commerce as "an outstanding opportunity to work with Beyond Commerce in their quest to build a leadership position in the global B2B internet marketing analytics, technologies and related services space. Robert Bisson, co-founder and Chief Financial Officer for PathUX stated that “he believes there are tremendous possibilities for synergies and cross-selling opportunities between our two companies.”

About Beyond Commerce, Inc.

Las Vegas, Nevada-based Beyond Commerce, Inc. is focused on business combinations of “big data” companies in the global B2B internet marketing analytics, technologies and related services space. The Company’s objective is to develop and deploy disruptive strategic software technology that will build on organic growth potential and to exploit cross-selling opportunities. Beyond Commerce plans to offer a cohesive global digital product and services platform to provide clients with a single point of contact for their big data, marketing and related sales initiatives.

The Company also stated that they intend to keep the market updated via the continued use of press release updates as well as through the company’s social media channels.

Twitter: @incbyoc
Facebook: fb.me/incbyoc

Beyond Commerce Contact:

George Pursglove, CEO and Director

Tel. (702) 675-8022

george.pursglove@beyondcommerceinc.com

www.beyondcommerceinc.com

About PathUX, LLC

Headquartered in Westport Connecticut, PathUX is a premiere software developer that specializes in the development of proprietary tools providing Cloud based marketing automation and analytics for their clients. Marketers can create precise audiences to deliver more relevant messages to their customers.

PathUX Contact:

Chrisitan Schine, Co-Founder and CEO

Robert Bisson, Co-Founder and CFO

Tel. (702) 675-8022

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PRESS RELEASE for immediate distribution

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